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                                                                    Exhibit 2.16
                                                                    ------------

                               License Agreement

     This License Agreement is effective as of the 28/th/ day of August 2000 (the "Effective Date") by and between CABLETRON SYSTEMS, INC., a Delaware corporation ("CSI"), and ENTERASYS NETWORKS, INC., a Delaware corporation (the "Licensee"). CSI and Licensee may also be referred to below as the "Parties," and, individually, as a "Party".

     WHEREAS, the Parties are among the parties to the Transformation Agreement; and

     WHEREAS, in Section 4.1.3 of the Transformation Agreement, the Parties agreed to enter into a License Agreement in which CSI would grant Licensee certain licenses provided Licensee complied with the terms and conditions of those licenses;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein and therein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.   DEFINITIONS
     -----------

       For the purposes of this Agreement, capitalized words or phrases will have the meanings ascribed to them below.

       1.1 "Affiliate" means any company, corporation, business, or other entity that is both (i) a direct or indirect subsidiary of a Party and (ii) controlled by that Party. For purposes of this definition, "control" means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock (or the equivalent) of an entity.

       1.2 "Ancillary Agreements" has the meaning given it in the Transformation Agreement.

       1.3 "Confidential Information" means any and all information of or about CSI, including all information relating to any technology, product, process or intellectual property of CSI (including, but not limited to, owned or licensed intellectual property rights, data, know-how, samples, technical and non-technical materials and specifications) as well as any business plan, financial information or other confidential commercial information of or about CSI.

       1.4 "CSI Know-How" means that technology, inventions, or technical information,

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          whether patentable or not, (a) that was discovered, invented or developed before the Effective Date, (b) that is useful in connection with the conduct of the Licensee Business, (c) which is not included within any of the Contributed Intellectual Property that forms part of the Contributed Assets in any of the Asset Contribution Agreements effective as of June 3, 2000, by and between CSI and each of the other parties to the Transformation Agreement, and (d) which constitutes and will continue to constitute Confidential Information of CSI.

     1.5  "Field of Use" means the conduct of the Licensee Business.

     1.6 "Licensee Business" means the "Company Business" as that term is defined in the Licensee Contribution Agreement.

     1.7 "Licensee Contribution Agreement" means the Asset Contribution Agreement effective June 3, 2000, by and between Cabletron Systems, Inc. and Enterasys Networks, Inc.

     1.8  "Territory" means all territories.

     1.9 "Transformation Agreement" means the Transformation Agreement entered into as of June 3, 2000, by and among Cabletron Systems, Inc.; Aprisma Management Technologies, Inc.; Enterasys Networks, Inc.; GlobalNetwork Technology Services, Inc.; and Riverstone Networks, Inc.

2.   GRANT OF LICENSE
     ----------------

     2.1  License Grant.   Subject to the terms and conditions of this
          -------------
          Agreement, CSI grants Licensee and its Affiliates, as they may exist from time to time, a limited, royalty-free, fully-paid, non-exclusive, non-transferable, perpetual license to use the CSI Know-How in the Territory in the Field of Use.

     2.2  Affiliates.  For any entity that becomes an Affiliate of Licensee
          ----------
          after the Effective Date, the license to that Affiliate will only become effective as of the date that entity becomes an Affiliate of Licensee. Any license granted to an entity that is an Affiliate of Licensee under this Agreement shall terminate, without any action on CSI's part, upon that entity's ceasing to be an Affiliate of Licensee.

     2.3  Sublicenses.  Licensee may not grant any sublicenses or licenses
          -----------
          under the license granted to it under this Agreement.

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     2.4  Reservation of Rights.  All rights, title and interest in and to the
          ---------------------
          CSI Know-How not specifically granted by this Agreement are reserved to CSI for CSI's own use and benefit.

3    REPRESENTATIONS AND WARRANTIES
     ------------------------------

     3.1  CSI's Representations.  CSI hereby represents and warrants to the
          ---------------------
          Licensee that (a) CSI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of the State of Delaware, and (b) CSI has full corporate power and authority to execute, deliver and perform this Agreement.

     3.2 Licensee's Representations. Licensee hereby represents and warrants to CSI that (a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of the State of Delaware, and (b) Licensee has full corporate power and authority to execute, deliver and perform this Agreement.

     3.3  Disclaimer of All Other Warranties. EXCEPT AS EXPRESSLY STATED IN
          SECTION 3.1, CSI IS PROVIDING THE LICENSES AND RIGHTS GRANTED IN THIS AGREEMENT AS IS AND AS AVAILABLE. CSI MAKES NO, AND EXPRESSLY DISCLAIMS, ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4    EXCLUSION OF DAMAGES AND INDEMNIFICATION
     ----------------------------------------

     4.1  Exclusion of Damages.  EXCEPT FOR A BREACH OF ANY PROVISION OF
          --------------------
          SECTIONS 2, 6.4 AND 6.5 OF THIS AGREEMENT BY LICENSEE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING ANY LOSS OF TIME, MONEY, PROFITS, DATA, OR GOODWILL, RESULTING FROM OR THROUGH THE EXERCISE OR ATTEMPTED EXERCISE OF ANY RIGHTS GRANTED IN THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES.

     4.2  Indemnification. The provisions of Section 6 of the Transformation
          ---------------
          Agreement shall apply to any claim for or obligation of indemnity between the Parties under this Agreement.

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5    TERMINATION
     -----------

     5.1  Term.  Unless otherwise terminated in accordance with the terms of
          ----
          this Agreement or by mutual consent, the term of this Agreement is perpetual.

     5.2  Termination By Mutual Consent.  The Parties may terminate this
          -----------------------------
          Agreement by mutual consent, in writing.

     5.3  Effect of Termination.  Upon a termination of this Agreement, any
          ---------------------
          Confidential Information in the possession of Licensee and its Affiliates shall be returned to CSI and all licenses granted hereunder shall terminate.

     5.4  Survival. Sections 3, 4, and 6 shall survive any termination of this
          --------
          Agreement.

6    MISCELLANEOUS
     -------------

     6.1  Entire Agreement.  This Agreement, the Transformation Agreement and
          ----------------
          the other Ancillary Agreements, including the Schedules and Exhibits hereto and thereto, and the other documents delivered hereunder and thereunder constitute the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersede all prior or contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such subject matter.

     6.2  Amendment or Modification.  Except as otherwise provided in the
          -------------------------
          Transformation Agreement, the Parties hereto may not amend or modify this Agreement except by a written instrument executed by the Parties.

     6.3  Severability.  In the event that any provision hereof would, under
          ------------
          applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

     6.4  Confidential Information.  Licensee shall maintain the Confidential
          ------------------------
          Information in confidence to the same extent that Licensee maintains and protects its own confidential information, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this

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          Agreement or with the express written consent of CSI. Licensee also hereby agrees to take reasonable steps to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, sub-contractors or agents. The provisions of this paragraph shall not apply to any Confidential Information which is required to be disclosed to comply with any applicable laws or regulations, but only to the extent required by such law or regulation and further provided that before making any disclosure pursuant to the provisions of this sentence Licensee shall provide prior written notice of such disclosure to CSI sufficiently in advance of such disclosure to allow CSI to respond and to take reasonable and lawful action to avoid or minimize the degree of such disclosure.

     6.5  Successors and Assigns.   Licensee may not transfer or assign this
          ----------------------
          Agreement without the express written consent of CSI, provided, however, that Licensee may transfer or assign this Agreement in connection with the sale of all or substantially all its business to a successor to that business. Any attempt to assign this Agreement in violation of this Section shall be null and void. All the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a Party hereto for all purposes hereof).

     6.6  Notices.  Any notices or other communications required or permitted
          -------
          hereunder shall be sufficiently given if in writing and delivered personally or sent by telecopier, Federal Express, or registered or certified mail, postage prepaid, addressed as follows:

          If to CSI,
               to it at:  Cabletron Systems, Inc.
                          35 Industrial Way
                          Rochester, NH 03867
                          Attention:  General Counsel
                          Telecopier No.: (603) 337-1318

          with a copy to: Ropes & Gray
                          One International Place
                          Boston, MA 02110
                          Attention:  David A. Fine
                          Telecopier No.: (617) 951-7050

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          If to Licensee,
               to it at:  Enterasys Networks, Inc.
                          35 Industrial Way
                          Rochester, NH 03857
                          Attention:  President
                          Telecopier No.: (603) 337-1524

          with a copy to: Ropes & Gray
                          One International Place
                          Boston, MA 02110
                          Attention:  David A. Fine
                          Telecopier No.: (617) 951-7050

          Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) two Business Days after being sent by Federal Express, if sent by Federal Express, (c) one Business Day after being delivered, if delivered by telecopier and (d) three Business Days after being sent, if sent by registered or certified mail. Each of the Parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties hereto.

     6.7  Interpretation.  Section and subsection headings are not to be
          --------------
          considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof. No rule of strict construction shall apply to or be used against any Party hereto.

     6.8  Third Party Beneficiaries.  Nothing in this Agreement is intended or
          -------------------------
          shall be construed to entitle any person or entity other than the Parties and their respective transferees and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

     6.9  Counterparts.  This Agreement may be executed in any number of
          ------------
          counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     6.10 Governing Law.  This Agreement shall be governed by and construed in
          -------------
          accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

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     IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

                              CABLETRON SYSTEMS, INC.



                              By: /s/ Piyush Patel
                                  ------------------------------------
                                  Title: President, Chairman & CEO


                              ENTERASYS NETWORKS, INC.



                              By: /s/ Enrique Fiallo
                                  ------------------------------------
                                  Title: President

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